SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

AMENDMENT NO. 1

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2005

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: Cytyc Corporation hereby files this Amendment No. 1 to its Current Report on Form 8-K, dated February 9, 2005, to supplement the information provided in that report.

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2005, Cytyc Corporation (the “Company”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Polaris Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), and Proxima Therapeutics, Inc. (“Proxima”) pursuant to which the Company agreed to acquire by merger 100 percent of the fully-diluted equity of Proxima for an initial payment of approximately $160 million in cash, plus earn out payments tied to future performance milestones. The earn out payments are based on incremental sales growth in breast related products during 2005 and 2006 and are subject to an aggregate cap of $65 million. Proxima is a privately-held company based in Georgia that develops and markets delivery systems for the treatment of cancer. Following the acquisition, Proxima will become a wholly-owned subsidiary of the Company.

The completion of the acquisition is subject to, among other things, the approval of the shareholders of Proxima, as well as customary regulatory approvals, including those under the Hart-Scott-Rodino Antitrust Improvements Act.

The above description of the Merger Agreement does not purport to be a complete statement of the parties’ rights and obligations under that agreement and the transactions contemplated by it. The above description is qualified in its entirety by reference to the definitive agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibit is filed pursuant to Item 1.01:

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization among the Company, Polaris Acquisition Corp., Proxima Therapeutics, Inc. and a Stockholders’ Representative, dated February 9, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: February 15, 2005

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization among the Company, Polaris Acquisition Corp., Proxima Therapeutics, Inc. and a Stockholders’ Representative, dated February 9, 2005

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